Exhibit 10.20

The Company has redacted certain portions of this Exhibit, pursuant an FOIA Confidential Treatment Request, pursuant to Rule 24b-2, under the Securities Exchange Act of 1934, as amended. The application for Confidential Treatment was mailed to the Secretary of the Commission on January 24, 2007. The omitted material has been included in the application for Confidential Treatment.

AGREEMENT

BETWEEN

CARACO PHARMACEUTICAL LABORATORIES LTD

AND

SUN PHARMACEUTICAL INDUSTRIES LIMITED

THIS AGREEMENT, made this 19th day of January 2007 (“Effective Date”), by and between CARACO PHARMACEUTICAL LABORATORIES LTD, a Michigan corporation (“Caraco”), having its Registered Office at 1150 Elijah McCoy Drive, Detroit, MI 48202, U.S.A. and SUN PHARMACEUTICAL INDUSTRIES LIMITED, an Indian corporation (“Sun”) having its Registered Office at SPARC, Tandalja, Vadodara 390 020 India.

WHEREAS, Sun and Caraco each wish to enter into an agreement pursuant to which Caraco wishes to market Sun generic pharmaceutical products which require ANDAs in the United States of America, its territories and possessions, including Puerto Rico (the “Territory”) and Sun wishes to sell agreed products whether developed or under development and/or whether ANDA approved or under ANDA approval to Caraco for marketing/sale by Caraco in the Territory.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

               LICENSE TO MARKET OF PRODUCTS BY SUN TO CARACO.

1.1

OFFER OF THE PRODUCTS BY SUN AND ACCEPTANCE BY CARACO. The generic pharmaceutical products which require ANDAs may be offered from time to time for inclusion under this Agreement by Sun to Caraco for marketing, distributing, selling, using, licensing by Caraco in the Territory. Caraco shall inform Sun within 30 days of such offer whether Caraco would be interested to market the same under this Agreement and on Caraco’s acceptance by the stipulated period of 30 days, the same products (“Products”) shall be included under this Agreement. *************************

1.2	LICENSE TO SELL PRODUCTS. During the term of this Agreement, Sun, pursuant to the terms and conditions set forth herein, hereby grants to Caraco the exclusive right to market,

advertise, promote, distribute, sell, offer to sell, use, license and otherwise exploit the Products in the Territory (the “License”).

1.3

MANUFACTURE OF PRODUCTS. Sun shall manufacture each Product in accordance with all applicable laws and regulations and Current Good Manufacturing Practices (defined below), whether such Products are being manufactured in connection with the submission and seeking of approval of an ANDA or for sale to the public following approval of an ANDA with respect thereto.

1.4

MARKETING AND PRICING OF PRODUCTS. Subject to any limitations imposed as a result of its financial condition, Caraco shall (a) use its best efforts, consistent with Caraco’s usual customary practices, to market each Product in the Territory, and provide marketing personnel and such other capabilities as are reasonably appropriate. ****************************************

1.5	**************************************************************

1.6	NO ACTIVITIES OUTSIDE OF THE TERRITORY. Caraco shall not make, use or sell, or grant rights to others to make, use or sell the Product outside the Territory without the consent of Sun.

1.7

NO ASSIGNMENT OF PRODUCTS; SHARING OF INFORMATION. Without the written consent of Sun (which may be granted or withheld in its sole discretion), Caraco shall not (a) grant rights to any third person, to make, use or sell the Product, whether by assignment, license, sale or other transfer; and/or (b) sell, assign or otherwise permit access to or use of the data supporting any ANDA for a Product, or to the ANDAs themselves, to any person or entity other than Sun, the FDA and any other governmental agency or body with jurisdiction.

2.	OBLIGATIONS OF SUN WITH RESPECT TO THE PRODUCTS.

2.1

CONDUCT OF TESTS AND STUDIES. For the Products agreed under this Agreement for which ANDA approval is yet to be applied for, Sun shall conduct, at its own expense, subject to reimbursement under Section 8 below, excluding consideration pursuant to Section 3 below, complete development, and all tests, including a bioequivalence study (or studies) and/or pilot studies designed to provide clinical information to assist in the development of clinical bioequivalence protocols and bioanalytic methods, and any clinical trials which Sun and/or Caraco deem to be reasonably necessary to enable Sun to prepare and to file with the FDA an application for an ANDA for each Product. Sun shall select suitable clinical research organizations to conduct any such studies and trials.

(a)

Sun shall, at its sole expense, produce quantities of any Product as necessary for use in such studies and trials. Such Products shall be produced in accordance with those current good manufacturing regulations established in 21 CFR Parts 210 and 211, as such sections, from time to time, may be amended or supplemented, or any successor provisions (“Current Good Manufacturing Practices”).

(b)

Sun shall, in connection with its clinical studies, develop manufacturing procedures, batch records, packaging and labeling instructions, release specifications, and quality assurance procedures and put the procedures into an FDA accepted format.

(c)

Caraco shall have the right, but not the obligation, to conduct audits or inspect the manufacturing facilities of Sun from where the Product is being supplied for the purpose of its evaluation by providing advance notice of 5 working days to Sun.

(d)

Any recalls will be reimbursed by the party responsible for the recall. Reimbursement will be based on HDMA guidelines current at the time of the recall along with additional costs requested by our customers associated with the recall.

2.2

PREPARATION AND SUBMISSION OF ANDAS. Sun shall complete and submit the ANDA for each Product to the FDA as promptly as commercially practicable, shall promptly respond to inquiries by the FDA in connection with the Product, and shall monitor and support the submission. Sun shall, when requested by Caraco, inform Caraco regarding the ANDA registration status for the Products. Sun shall pay all expenses in connection with such submission and monitoring for each submitted Product, including the filing fee and all legal and consulting fees and expenses. In any ANDA process for a Product, Sun shall:

	(a)	Identify itself as the manufacturer, and identify the packagers, labelers, and contract laboratories whose components or services are used in production of the Product;

	(b)	Submit methods, process and cleaning validations;

	(c)	Submit a signed certificate evidencing its compliance with Current Good Manufacturing Practices;

	(d)	Submit executed master formula and batch production and control records;

	(e)	Adequately describe the precautions taken to ensure proper labeling;

	(f)	Submit specifications and test methods for testing the Product during the manufacturing process;

	(g)	Submit the appropriate packaging information;

	(h)	Submit the appropriate stability information; and

(i)

submit such other information, documentation or other matters as (1) required by applicable FDA rules or regulations, (2) reasonably determined by Sun or Caraco to be necessary or advisable to permit the expeditious approval of such ANDA; and/or (3) requested by the FDA.

2.3

MANUFACTURE OF SUN ANDA PRODUCTS. Sun shall manufacture each Product in accordance with Current Good Manufacturing Practices, whether such Products are being manufactured in connection with the submission and seeking of approval of an ANDA or for sale to the public following approval of an ANDA with respect thereto.

3.	CONSIDERATION.

3.1

CONSIDERATION. In consideration of the marketing and distribution of the Products, Caraco shall receive *** of the net selling price of the Products. *********************** The net sales price is defined as the sales price less all typical trade and cash discounts, returns, free goods, rebates, chargebacks, fee for service and shelf stock allowances.
************************************************************

It is hereby agreed and understood by the parties that all the marketing, selling and distribution expenses for the sale of the Product shall be paid and born by Caraco at Caraco’s own cost.

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3.2	TERMS OF PAYMENT. As consideration of Sun’s entering into this Agreement, Caraco shall make the following payments to Sun under the following conditions:

(a)

Reports and Payment. Caraco shall pay to Sun the Export Price of the Products purchased within sixty (60) days following the receipt of the product, **********************Sun shall send all invoices to the attention of Caraco’s accounting department. Each payment shall be accompanied by a report in sufficient detail to permit confirmation of the accuracy of the payment made.

Caraco shall provide a quarterly Sales Report for the Products. The report shall generally include sales details by customer and Product (e.g. sales value during the period, sales quantity, average sales price of the Products, average credit period allowed, charge backs or any other pricing calculations, special bundling of products’ offers which Caraco may have with customers which may affect the sales of the Products, realization of products) Caraco further agrees to provide such other reports and/or details as may be reasonably requested by Sun and agreed to by Caraco.

	(b)	Manner of Payment. All payments hereunder shall be payable in United States dollars, by wire transfer to a bank account designated by Sun unless otherwise specified in writing by Sun.

(c)

Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest from that date due at the rate of five percent per annum; provided, however, that in no event shall such range exceed the maximum legal annual interest rate. The payment of such interest shall not limit Sun from exercising any other rights it may have as a consequence of the lateness of any payment.

(d)

Records. During the term of this Agreement, and for a period of a minimum of five (5) years after its expiration or termination (or whatever is required by applicable law or any regulatory authority), Caraco and Sun shall keep complete and accurate records in sufficient detail to permit Sun or Caraco, as the case may be, to confirm the accuracy of all payments due and paid hereunder.

	(e)	Taxes. The parties agree that each is responsible for its own taxes attributable to this Agreement.

4.

PURCHASE FORMS. To the extent of any conflict or inconsistency between this Agreement and any purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a party in conducting the activities contemplated under this Agreement, the terms of this Agreement shall govern.

5.

CONFIRMATION. Sun shall confirm each purchase order within seven (7) business days from the date of receipt of a purchase order and shall supply a Product within a maximum of sixty (60) days from the date of acceptance of a purchase order, or later if so specified in the purchase order.

6.

DELIVERIES. Delivery terms for the Product shall be prepaid by Sun or such other manufacturing facility designated by Sun. Sun shall ship the Products in accordance with Caraco’s purchase order form or as otherwise directed by Caraco in writing. Title to any Products purchased by Caraco shall pass to Caraco upon the delivery of such Product to Caraco.

7.

FORECASTS. Not later than four (4) months prior to the anticipated date of commercialization of a particular Product in the Territory, Caraco will provide Sun with a twelve (12) month forecast of Caraco’s requirements of that Product. **********************************************************
********************************************************************************** **********************************************************************************
All orders will be for full batch quantities. It is understood that Sun will not maintain a Product inventory in excess of the firm portion of the forecast, but will produce a Product upon receipt of that portion of Caraco’s forecasts that constitute firm orders. Caraco agrees to use commercially reasonable efforts to purchase a sufficient amount of a

Product to enable Caraco to carry sufficient inventory to allow for fluctuations in sales demand so as to allow Sun reasonable lead time to meet increased demand. Sun will use commercially reasonable efforts to meet any increase in demand in excess of the allowed adjustment, but will not be obligated to do so.

8.

DEVELOPMENT AND LITIGATION AND RELATED COSTS. Sun will bear all development and legal/litigation costs for the Products having bio-equivalency study costs of ***** $U.S. or less. Where the bio-equivalency study costs and legal/litigation costs for the Products exceed ***** $U.S for a Product, legal costs for infringement and/or other litigation along with the bio-equivalency study costs related to that Product will be apportioned in such proportion as may be mutually agreed ,on product to product basis, by both the parties to this Agreement. Sun shall provide Caraco with copies of all legal and other relevant bio-equivalency study invoices; pay the fees in full and bill Caraco for its agreed proportionate share. When the offer to market any Product, at the sole discretion of Sun, is made by Sun to Caraco under this Agreement, Caraco has the responsibility to assess the potential litigation costs prior to accepting to market the product.

9.	REPRESENTATIONS AND WARRANTIES OF SUN.

Sun, as an inducement to Caraco to enter into this Agreement, represents, warrants and covenants to Caraco as follows:

9.1

RIGHTS TO PROPRIETARY TECHNOLOGICAL INFORMATION. Sun will have at the time a Product is delivered to Caraco, the full right, power and authority to grant the exclusive License to the Products, and intellectual property rights relating to each Product, to Caraco in the Territory pursuant to the terms of this Agreement to permit Caraco to perform pursuant to this Agreement and market and sell each Product free and clear of any mortgage, lien, encumbrance or any other third-party interest of any kind. Sun is not aware of any facts or circumstances that a Product is subject to any restriction, covenant, license (other than this Agreement) or judicial and administrative order of any kind which detract in any material respect from the value of the Product, or which could interfere with Caraco’s exercise of its rights in the Territory as contemplated by this Agreement.

9.2

RIGHTS TO PRODUCTS. Sun shall inform Caraco about any notice or knowledge, if any that (i) that the rights to develop, market and sell any of the Products have been challenged in any judicial or administrative proceeding, or (ii) any person, entity or product has infringed or will infringe any patent or other rights of Sun with respect to any Product, or (iii) any patent rights or other intellectual property rights, including but not limited to rights of trademark, trade and copyright have been infringed by Sun or will be infringed by Caraco by virtue of performing the activities contemplated by this Agreement.

9.3	RIGHT TO EXECUTE AND PERFORM. Sun has full right, power and authority to execute and deliver this Agreement, and to perform its obligations under it, and has taken all necessary action to authorize such execution, delivery and performance. This Agreement constitutes legal, valid and binding obligation of Sun enforceable against it in accordance with its terms.

9.4

COMPLIANCE WITH LAWS. Sun will comply with all applicable laws in connection with performance of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Sun does not violate any provision of applicable law or of any regulation, order decree of any court, arbitration or governmental authority, or any other agreement to which Sun is a party. No consents, approvals or authorizations, registrations or filings are required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except as have been obtained or set forth in this Agreement.

9.5

SURVIVABILITY. The foregoing representations, warranties and covenants shall survive the termination of this Agreement, shall be deemed to be made anew each time that a Product is delivered by Sun to Caraco, and shall not be affected by any examination made by or on behalf of Caraco, the knowledge of its officers, directors, stockholders, employees or agents or the acceptance of any certificate or opinion.

10.	REPRESENTATIONS AND WARRANTIES OF CARACO.

As an inducement to Sun to enter into this Agreement, Caraco represents and warrants to Sun as follows:

10.1

RIGHT TO EXECUTE AND PERFORM. Caraco has full right, power and authority to execute and deliver this Agreement, and to perform its obligations under it, and has taken all necessary action to authorize such execution, delivery and performance. This Agreement constitutes the legal, valid and binding obligation of Caraco, enforceable against it in accordance with its terms.

10.2

COMPETING PRODUCTS. During the term of this Agreement, Caraco shall not manufacture, sell, distribute or market the same or similar products to the Products which are subject to this Agreement, which the development list related thereto will be reviewed from time to time, from other suppliers in TERRITORY and the specific Product is covered under this Agreement.

10.3

COMPLIANCE WITH LAW. Caraco will comply with all applicable laws in connection with performance of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Caraco does not and will not violate any provision of applicable law or of any regulation, order decree of any court, arbitration or governmental authority or any other agreement to which Caraco is a party. No consents, approvals or authorizations, registrations or filings are required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except as had been obtained or set forth in this Agreement.

10.4

SURVIVABILITY. The foregoing representations, warranties and covenants shall survive the termination of this Agreement, and shall be deemed to be made anew each time that a Product is delivered by Sun to Caraco, and shall not be affected by any examination made by or on behalf of Sun, the knowledge of its officers, directors, stockholders, employees or agents or the acceptance of any certificate or opinion.

11.	INDEMNIFICATION, INSURANCE AND LIMITATIONS OF LIABILITY.

11.1

Caraco shall indemnify, defend and hold harmless, Sun, its affiliates and its stockholders, directors, officers, employees, advisors and agents against any and all liability, damage, loss or expenses (including reasonable fees, costs and expenses of attorneys and other professionals and court costs, but excluding consequential damages for lost profits) resulting from, arising out of or connected with: (a) any breach of the representations, warranties or covenants by Caraco in this Agreement, and/or (b) any negligence, intentional misconduct or other wrongdoing of Caraco, and/or (c) any claim by third parties relating to the distribution, promotion, use or sale of the Products by Caraco (except for liabilities, damages, losses or expenses which are Sun’s obligation under Section 11.2 below). These indemnification obligations shall survive the termination of this Agreement or the termination of any Product.

11.2

Sun shall indemnify, defend and hold harmless, Caraco, its affiliates and its stockholders, directors, officers, employees, advisors and agents against any and all liability, damage, loss or expenses (including reasonable fees, costs and expenses of attorneys and other professionals and court costs, but excluding consequential damages for lost profits) resulting from, arising out of or connected with (a) any breach of the representations, warranties or covenants by Sun in this Agreement, and/or (b) any negligence, intentional misconduct or other wrongdoing of Sun, and/or (c) the manufacture, operation and/or design of any Product, including all product liability claims; and/or (d) any claim, demand or suit alleging that any Product infringes any third party’s patent, copyright, trademark, trade secret or other intellectual property right, except when this clause is excluded for any Product as mutually agreed by and between Sun and Caraco. These indemnification obligations shall survive the termination of this Agreement or the termination of any Product.

11.3

Sun undertakes that it shall carry out within reasonable time of entering into this Agreement and will continue to carry, with insurance companies rated A- or better, the insurance coverage set forth in this Section 11.3, continuously during the term of this Agreement, and thereafter as provided herein:

(a)

Commercial general liability insurance on an occurrence form containing such limits as may be mutually agreed upon by Sun and Caraco protecting against bodily injury, property damage and personal injury claims arising from the exposures of: (i) product liability; and (ii) contractual liability; and:

(i)

this coverage must specifically state that the insurance provided by Sun shall be considered primary and non-contributory, any of Caraco’s insurance shall be considered excess for the purpose of responding to claims;

		(ii)	Sun shall add Caraco as an Additional Insured on the policy by having the insurance carrier issue an Additional Insured Endorsement(s);

		(iii)	Commercial general liability insurance coverage must be maintained for ten (10) years after the termination or expiration of this Agreement.

	(b)	Sun must disclose all applicable insurance policy deductibles and/or self-insured retentions, and agrees to be liable for all costs within the deductibles and/or self-insured retentions.

(c)

Sun shall evidence that such all insurance required under this Agreement is in force by furnishing Caraco with a Certificate of Insurance, or if requested by Caraco, certified copies of the insurance policies. Any attempt by Sun to cancel or modify any insurance coverage, or any failure by Sun to maintain such insurance coverage, shall be a default under this Agreement and, upon such default, Caraco will have the right to terminate this Agreement and/or exercise any of its rights at law or at equity unless the same has arisen due to non reimbursement by Caraco of insurance expenses incurred by Sun for the for the Products under this Agreement pursuant to Section 3.1 of this Agreement. In addition to any other remedies, Caraco may, at its discretion, withhold payment of any sums due under this Agreement until Sun provides adequate proof of insurance.

11.4

Except as expressly provided herein, in no event shall either party be liable to the other party in connection with this Agreement and/or the Products, regardless of the form of action or theory of recovery, for any: (a) indirect, special, exemplary, consequential, incidental or punitive damages, even if that party has been advised of the possibility of such damages; and/or (b) lost profits, lost revenues, lost business expectancy, business interruption losses and/or benefit of the bargain damages. The limitations set forth in Sections 11.4(a) and (b) do not apply to any liability or amounts related to or arising from a party’s indemnification obligations under this Agreement and/or a party’s breach of its confidentiality obligations under this Agreement.

12.	TERM AND TERMINATION

12.1

TERM. The initial term of this Agreement shall be three (3) years from the Effective Date except that to the extent the License period for a Product is less than 3 years, this Agreement shall be effective for each such Product until completion of 3 years from the date of launch of that Product in the Territory. The License granted with respect to any Product delivered by Sun to Caraco and as to which Caraco and Sun have fulfilled their obligations, shall continue until the expiration or termination of this Agreement. Prior to 90 days of the expiration date of the Agreement either party may request a 1 year extension of the Agreement with no material changes and/or or a renewal of another 3 year agreement after an economics review , which will be mutually agreed upon by both parties in writing. Should the parties not agree to extend this Agreement, then this Agreement will end at midnight EST on the 3rd anniversary date of this Agreement.

12.2	TERMINATION. At any time, this Agreement may be terminated in its entirety or with respect to a single Product, as provided below, by giving written notice to that effect, as follows:

(a)

by either party, if the other party is in material default or in material breach of any term or provision hereof or material breach of any representation or warranty in this Agreement, and such material default or material breach continues and is not remedied with thirty (30) days of notice of such default or breach, however that in case of non-supply by Sun pursuant to a confirmed purchase order, Sun is using its best efforts to effect such cure, Caraco shall not be entitled to terminate unless cure has not been resolved in 90 days.

(b)

by Caraco, for any given Product, if prior to a Product passing the applicable bioequivalence study or studies, Caraco in its reasonable discretion determines, prior to reasonable time in advance to the receipt of FDA approvals, that it would not be viable to develop and market the Product in the Territory, provided however that in that case the cost of development and/or studies incurred by Sun shall be shared between Sun and Caraco at mutually agreed upon proportions.

(c)

by Sun for any given Product, in the event Caraco materially fails to perform its material obligations with respect to the Product, and fails to cure such failure within thirty (30) days of notice of such failure from Sun (or if a cure is not reasonably possible within thirty days, such longer period as is necessary to cure such failure so long as it is agreed by Sun). In such event, Sun may elect to have the distribution rights for Sun ANDA Products terminated.

(d) by either party in the event that there is a change of control of other party.

	(e)	by Sun if Caraco fails to obtain its fair market share for a specific product as stated under Section 1.5 hereinabove.

(f)

by Sun without any cause or reason provided however that Caraco shall be entitled to receive the estimated amount of foregone profit, as mutually agreed to be worked out based upon the historical data for the Product, for the balance term of the Agreement for the relevant Product paid in quarterly increments.

12.3

NO PREJUDICE TO RIGHTS. The termination of this Agreement or of any given Product shall be without prejudice to any rights and obligations of either party accrued prior to the effective date of such termination, unless explicitly otherwise agreed or otherwise provided in this Agreement.

13.	CONFIDENTIALITY

13.1

During the term of this Agreement, each party may disclose to the other party (orally, in writing, or electronically), or a party may obtain, observe, or otherwise be granted access to, information and materials considered confidential by the other party. Confidential information includes, but is not limited to, non-public information relating to Products, compensation, research, services, developments, inventions, processes, protocols, methods of operation, techniques, strategies, programs (both software and firmware), designs, systems, proposed business arrangements, results of testing, distribution, engineering, marketing, financial, merchandising and/or sales information, individual customer profiles, customer lists and/or aggregated customer data (“Confidential Information”). Confidential Information must be marked or identified as “confidential” by the disclosing party, unless the information should reasonably be understood by the receiving party to be confidential or proprietary under the circumstances.

13.2

Each party shall use the other party’s Confidential Information only for the purposes of this Agreement, and not for its own or any third party’s benefit. Each party shall maintain the confidentiality of the other party’s Confidential Information in the same manner in which it protects its own Confidential Information of like kind, but in no event shall either party take less than reasonable precautions to prevent the unauthorized disclosure or use of the other party’s Confidential Information. In addition, neither party shall make any unauthorized commercial use of the other party’s Confidential Information.

13.3

Except as expressly provided herein, each party is permitted to disclose the other party’s Confidential Information only to its employees and agents who have a need-to-know the Confidential Information in order for that party to exercise its rights and/or perform its obligations under this Agreement: (a) the party advises each such employee or agent of the confidential nature of the other party’s Confidential Information; and (b) each such employee and agent has agreed to comply with the provisions of this Agreement. Each party shall be and remain fully liable and responsible for its employees’ and/or agents’ unauthorized disclosure or use of the other party’s Confidential Information.

13.4

Each party is permitted to disclose the other party’s Confidential Information as legally required in response to a court order, subpoena, administrative proceeding and/or similar legal process; provided that it gives the other party reasonable notice of the request, and an opportunity to defend and/or attempt to limit or prevent the disclosure of its Confidential Information.

13.5

The provisions of this Section shall not apply to information that the receiving party can prove: (a) was in its possession prior to receipt or disclosure hereunder; (b) was or became public knowledge through no fault of the receiving party or any of its employees or agents; (c) was lawfully disclosed to the receiving party by a third party through no breach of any obligation of confidentiality owed to the disclosing party; or (d) was created by the receiving party independently of any access to or use of the disclosing party’s Confidential Information.

13.6

Each party acknowledges and agrees that its unauthorized disclosure or use of the other party’s Confidential Information will cause damage to the other party that may not be adequately compensated through money damages. As such, each party expressly consents to the entry of an order for equitable remedies, including, but not limited to, temporary, preliminary and permanent injunctions to remedy any actual or threatened unauthorized disclosure or use of the disclosing party’s Confidential Information. These remedies are cumulative and in addition to all other remedies available at law or in equity.

13.7

At the disclosing party’s request, each party shall return the other party’s Confidential Information. Neither party shall use the other party’s Confidential Information for its own, or any third party’s, benefit. However, each party shall be permitted to retain and use a copy of the other party’s Confidential Information as reasonably necessary to exercise its rights that survive termination of this Agreement, provided that party continues to comply with its confidentiality obligations set forth herein. The provisions of this Section shall survive termination of this Agreement for so long as the Confidential Information remains confidential.

14.	ARBITRATION.

Any dispute between the parties regarding any provision of this Agreement shall be resolved by binding arbitration in the Detroit, Michigan area pursuant to the commercial arbitration rules then prevailing of the American Arbitration Association. Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction.

15.	NO THIRD-PARTY BENEFICIARIES.

This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective officers, directors, heirs, executors, administrators, successors, affiliates and associates and permitted assigns.

16.	FURTHER ASSURANCES.

The parties hereto hereby agree to execute and deliver to one another such further instruments and other documentation as may be requested by any other party hereto at any time and from time to time to carry out the terms of this Agreement.

17.	ENTIRE AGREEMENT.

This Agreement and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous oral and written communications and agreements with respect thereto.

18.	BINDING EFFECT; ASSIGNMENT.

This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their heirs, executors, administrators, successors and assigns, affiliates and associates. No party has the right to assign any of its rights or obligations hereunder with the prior written consent of the other parties hereto, except that Sun and Caraco may assign this Agreement and any of the provisions hereunder to any affiliate of Sun without the consent of Caraco, but Sun shall remain liable under this Agreement

19.	AFFILIATES.

Sun and Caraco agree and understand that Sun may perform some of its obligations through its affiliates; however, Sun is ultimately legally responsible for the actions of its affiliates. Any action of an affiliate of Sun under this Agreement which would constitute breach of this Agreement if performed directly by Sun constitutes a breach of this Agreement by Sun l. In addition, Caraco in taking any actions under this Agreement with affiliates of Sun shall thereby satisfy its obligations to Sun. This provision does not limit or restrict the rights of Caraco to pursue any right or remedy against any affiliate of Sun in connection with such affiliate’s performance of the obligations of Sun under this Agreement.

20.	FORCE MAJEURE.

Neither party shall be liable for failure of performance, except for payment of money hereunder, if it is occasioned by Force Majeure such as wars, fire, explosion, flood, strike, lockout, embargo, Acts of God or of the government or any other cause beyond the control of the parties, provided that either of the parties has executed all reasonable efforts to remedy said circumstances.

21.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instruments.

22.	HEADINGS.

Headings of sections shall be deemed to be included for purposes of convenience only and shall not affect the interpretation of this Agreement.

23.	NOTICES.

Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if sent by certified mail, postage prepaid, return receipt requested, or overnight delivery service (receipt confirmed), or facsimile (receipt confirmed), as follows, unless such address is changed by written notice hereunder.

If to Caraco:	Caraco Pharmaceutical Laboratories Ltd.
1150 Elijah McCoy Drive
Detroit, Michigan 48202
Attn: Daniel H. Movens

With a copy to:	Steven R. Walker
General Counsel
Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Drive
Detroit, MI 48202

If to Sun:	Sun Pharmaceutical Industries Limited
Acme Plaza, Andheri - Kurla Road
Andheri (East), Mumbai – 400059
Attn: Mr. Dilip Shanghvi/Mr. Sudhir Valia

Any notice delivered hereunder shall be deemed given when actually received.

24.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, and the federal laws of the United States.

25.	AMENDMENTS AND WAIVERS.

This Agreement may be amended and any provision hereof waived only in a writing signed by the party against whom an amendment or waiver is sought to be enforced. The parties hereto shall have the right at all times to enforce the provisions of this Agreement in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of such party in refraining from so doing at any time or times. The failure of any party at any time to enforce its rights under such provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same.

26.	SEVERABILITY.

If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provisions of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

27.	EXPENSES.

Except as otherwise expressly provided in this Agreement, the parties will bear their respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

28.	CONSTRUCTION.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated there under, unless the context requires otherwise. The word “including” shall mean including without limitation. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, themselves or by their duly authorized representatives, under seal, the day and year first above written.

CARACO PHARMACEUTICAL LABORATORIES LTD

By:	/s/ Daniel H. Movens

(signature)

Name:	Daniel H. Movens

(printed)

Title:	Chief Executive Officer

Date:

SUN PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Dilip S. Shanghvi

(signature)

Name:	Dilip S. Shanghvi

(printed)

Title:	Chairman

Date: